Safe & Green Holdings Reports 21% Year-Over-Year Increase in Manufacturing Revenue for Q2 2023;

Strategic Initiatives Expected to Provide Non-Dilutive Funding Demonstrating Strength of Balance Sheet and Supporting Accelerated Growth

Received SEC approval and record date of August 21, 2023, for SG DevCo spin-off;

expects Nasdaq listing date shortly

Company to host conference call today, August 14th, at 8:00 AM Eastern Time (details below)

MIAMI—August 14, 2023 (BUSINESS WIRE) -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures for residential, commercial, and provider of point-of-care medicine, reported results for the three months ended June 30, 2023.

Recent Highlights:

  Planned SG DevCo spin-off receives SEC approval with a record date of 8/21/2023 on NASDAQ
  Closed first tranche of a bridge loan with a European-based entity for gross proceeds of approximately $1.45 million; funding commitment provides for up to $2 million in gross proceeds
  SG Echo to deliver and install three additional Domino’s Quick Serve Restaurant (QSR) units in Oregon on behalf of Noble Food Group, a franchisee for Domino’s
  SG Echo awarded a multi-million-dollar contract to supply additional modular units to a long-standing private infrastructure solutions client
  Planned McLean Manufacturing facility now in the design phase of the project
  Magnolia Residential 800-unit project has progressed to the architectural and engineering design phase
  Secured a new purchase order, in excess of $2 million, from a long-time, private customer within the U.S. military and federal space
  Purchased the Waldron facility with non-dilutive funding

"In the second quarter of 2023, the Company achieved a 21% year-over-year increase in manufacturing revenue, building on the momentum that we experienced over the past several quarters," commented Paul Galvin, Chairman and CEO of Safe & Green Holdings. “While numerous other companies in our sector are encountering difficulties, often downsizing or even folding entirely, our situation stands in stark contrast as we execute on our business strategy as a vertically integrated developer and manufacturer of modular structures. Notably, we not only survived, but thrived during and after the pandemic, as illustrated by both the growth in our asset base and personnel. Meanwhile, we invested heavily in our business and are now focused on four distinct verticals, each offering opportunities for revenue growth, business expansion, and enhancement of shareholder value.”

“I am pleased to report we are progressing with the planned spin-off of SG DevCo into an independently listed Nasdaq company and have a record date of August 21, 2023. SG DevCo currently has a project pipeline in excess of $800 million, representing more than 4,200 units to be developed, with an overall goal of 10,000 units to be developed over the next 7 years, which is expected to consume nearly 100% of our in-house manufacturing capacity. Although market conditions can fluctuate over a 7-year span, we project returns on these projects to exceed $200 million. As we have stated previously, once the spin-off and subsequent listing on Nasdaq is completed, which is expected in the next couple of weeks, the Company intends to distribute thirty percent of SG DevCo shares to existing Safe & Green shareholders, with Safe & Green Holdings retaining the remaining seventy percent. This strategy is poised to create considerable value for our current, loyal shareholders, given the fact this business alone was independently valued at many multiples of our current market cap.”

Tricia Kaelin, Chief Financial Officer of Safe & Green Holdings commented, “During the second quarter, we focused on leveraging our solid asset base to secure non-dilutive financing, thus reducing our dependence on the equity markets for growth. Through a series of strategic initiatives, we expect to raise millions in non-dilutive capital, including the planned sale of our Lago Vista site, which should allow the Company to accelerate its growth, further reinforcing the strength of our balance sheet and validating our ability to leverage assets to maximize shareholder returns.”

Mr. Galvin continued, “The Company is building out its production capacity to support growth among existing as well as new clients. Additionally, we are implementing advanced technologies and streamlined processes to enhance our operating efficiencies across all our manufacturing facilities. This targeted approach is aimed at optimizing production workflows, minimizing waste, and increasing productivity. This not only positions the Company to meet growing demand, but also reflects our ongoing commitment to innovation, quality, and excellence in all facets of our operations.”

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“In response to the escalating demand for our modular solutions, we are excited that the McLean Manufacturing facility, our third manufacturing hub, has officially entered the design phase. This expansive property covers an impressive 1.1 million square feet, of which approximately 120,000 square feet are specifically designated for the new manufacturing operation. The remainder of the space has been thoughtfully planned to accommodate a variety of functions in the near future, including distribution, cold storage, and industrial use. The Company is currently in the process of recruiting talent and seeking partnerships for this facility. Situated on a 114-acre site owned by the Company, the McLean Manufacturing Facility will be located next to the Magnolia Residential project. It will support the development of 800 residential units at the Magnolia Residential project as well as serve SG Echo's manufacturing requirements in Dallas, Oklahoma City, and nearby markets.”

“Within Safe & Green Medical, our goal is to establish a national presence through various clinics and labs that are tailored to meet the specific needs of local communities. Our collaboration with The Peoples Health Care and Teamsters Local 848 continues to progress and we are on schedule to deliver four modules before the end of the year. Moreover, we are working on an exciting medical project to provide a Native American tribe with a comprehensive, more cost-effective, accurate, and less invasive integrated healthcare approach compared to traditional clinical diagnostic laboratory and imaging models. This innovative project is quickly taking shape under the capable leadership of Delphine O'Rourke, Safe & Green Medical's recently appointed President & Chief Executive Officer. Under her direction, we are moving forward rapidly, and units are expected to be delivered and operating in the fourth quarter of 2023. Our efforts in this area underscore our commitment to transforming healthcare delivery through advanced technology and responsive community engagement.”

Mr. Galvin concluded, “With the pandemic now behind us, Safe & Green has not only returned to its core competencies but has evolved into a vertically integrated developer and manufacturer of modular structures. The Company’s non-COVID-related revenue has seen substantial growth over the past several years, increasing from $3.0 million in 2019, to more than $12.5 million in 2022, and we are on track to hit $30 million in 2023, more than double our 2022 revenue. Our prospects for the business have never been more promising. We are drawing the attention of the highest caliber of individuals, both for our senior executive team and our Board of Directors. The interest from such quality professionals stands as a testament to all of the positive strides we are making at Safe & Green. Our business continues to expand, and we are diligently managing expenses while growing our asset base. Furthermore, we expect that SG Echo will turn the corner to positive cash flow in the third quarter of 2023, representing a significant milestone in our mission to achieve long-term, company-wide profitability."

Financial Results for the Three Months Ended June 30, 2023

Revenue for the second quarter of 2023 was $5.1 million, compared to $7.6 million for the second quarter of 2022, reflecting the discontinuation of COVID-19 testing facilities, partially offset by increased core manufacturing revenue. The manufacturing services segment generated $5.1 million in revenue, a 21% increase, compared to the same period last year.

Total gross profit for the second quarter of 2023 was $34 thousand compared to $771 thousand of gross profit in the second first quarter of 2022, reflecting the decline in medical revenue, offset by increased revenue within the construction services segment.

Operating expenses for the second quarter of 2023 were $5.6 million, compared to $2.1 million for the second quarter of 2022. This increase was primarily attributable to an increase in headcount and salary expenses during the three months ended June 30, 2023, as well as the vesting of additional restricted stock units during 2023. The second quarter of 2023 also included significant expenses allocated to the buildout of SG DevCo and the medical segment that were not incurred for the same period last year.

The net loss attributable to common shareholders was approximately $5.6 million, or $(0.37) per share in the second quarter of 2023, compared to a net loss of $1.4 million, or $(0.11) per share, in the second quarter of 2022.

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The Company’s Adjusted EBITDA loss for the second quarter ended June 30, 2023, was approximately $2.3 million as compared to Adjusted EBITDA of approximately $512 thousand for the second quarter ended June 30, 2022. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss attributable to common stockholders of Safe & Green Holdings Corp.

	Three Months Ended	Three Months Ended
	30-June-23	30-June-22
Net loss attributable to common stockholders of Safe & Green Holdings Corp	$(5,555,524)	$(1,415,360)
Addback interest expense	523,971	73,126
Addback interest income	(9,454)	(10,979)
Addback depreciation and amortization	160,455	156,731
EBITDA (non-GAAP)	(4,880,552)	(1,196,482)
Addback litigation expense	-	53,391
Addback stock issued for services	47,500	-
Addback stock compensation expense	2,544,262	631,076
Adjusted EBITDA (non-GAAP)	$(2,278,790)	$(512,015)

At June 30, 2023, and December 31, 2022, the Company had a cash balance and short-term investments of $1.6 million and $0.6 million, respectively. As of June 30, 2023, stockholders’ equity was $9.3 million compared to $20.4 million as of June 30, 2022. The Company believes it has sufficient cash and borrowing capacity to support near-term operations. Furthermore, the Company is currently working on selling its Lago Vista site, which is expected to provide additional liquidity to support its ongoing operational needs.

The Company’s complete financial results will be available in the Company’s Form 10-Q, which will be with the Securities and Exchange Commission and will be available on the Company’s website.

Conference Call

Safe & Green Holdings will hold its conference call today, August 14th, at 8:00 AM Eastern Time.

Dial-in information:

  Toll-free dial-in number (U.S.): +1 888-506-0062
  International dial-in number: +1 973-528-0011
  Access code: 233545

Live and replay webcast links:

  Direct link: August 28https://www.webcaster4.com/Webcast/Page/2935/48921
  IR website: https://ir.safeandgreenholdings.com/news-events/ir-calendar

Telephone replay (available through August 28, 2023):

  Toll-free dial-in number (U.S.): +1 877-481-4010
  International dial-in number: +1 919-882-2331
  Access code 48921
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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third party and in-house developers, architects, builders and owners in achieving faster execution, greener construction, and buildings of higher value. Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, the company focuses on the development of sites using purpose built, prefabricated modules built from both wood & steel, sourced from one of Safe & Green Holdings factories and operated by SG Echo. For more information, visit www.safeandgreenholdings.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding plans to spin-off the Company’s real estate development subsidiary SG DevCo into an independently-listed Nasdaq company, plans to design and construct the McLean Manufacturing Facility, plans to complete the Magnolia Residential 800 unit project, plans to deliver and install three additional Quick Serve Restaurant (QSR) units in Oregon on behalf of Noble Food Group, a franchisee for Domino’s, plans to complete the sale of the Lago Vista site, plans for Safe & Green Medical to continue its partnership with The Peoples Health Care and Teamsters Local 848, and plans for Safe & Green Medical to finalize the medical project with the Mississippi Band of Choctaw Indians. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others,  Company’s ability to spin out Safe and Green Development Corporation as planned, the Company’s ability to complete the McLean Manufacturing Facility, the Company’s ability to complete the Magnolia Residential 800 unit project, the Company’s ability to deliver and install three additional Quick Serve Restaurant (QSR) units in Oregon on behalf of Noble Food Group, a franchisee for Domino’s, the Company’s ability the complete the sale of the Lago Vista site, Safe & Green Medical’s ability to continue its partnership with The Peoples Health Care and Teamsters Local 848, Safe & Green Medical’s ability to secure the medical project with a Native American tribe, the Company’s ability to expand within various verticals, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020

sgbx@crescendo-ir.com

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